Exhibit 10.2

FIRST AMENDMENT TO LEASE

(2315 N. First)

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes as of November 1, 2013 by and between SI 37, LLC, a California limited liability company (“Landlord”) and Cavium, Inc., a Delaware corporation (“Tenant”).  Landlord and Tenant may each be referred to in this Amendment individually as a “Party”, and collectively as the “Parties.”

RECITALS

A.  Landlord and Tenant (as successor in interest by merger to Cavium Networks, Inc., a Delaware corporation (“Cavium Networks”)) are the landlord and tenant, respectively, under that certain lease originally entered into between Landlord and Cavium Networks dated as of March 17, 2011 (the “Original Lease”) for those premises located at 2315 N. First Street, San Jose, California more particularly described below (the “Premises”).

B.  Concurrently with the execution of this Amendment, Landlord and Tenant are entering into that certain lease (the “2345 Lease”) for the other building in the Project commonly known as 2345 N. First Street, San Jose, California (the “2345 Building”).

E.  The Parties desire to amend the Original Lease on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, Landlord and Tenant, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.Definitions.  All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Original Lease.

2.Amendment Effective Date.  This Amendment shall become effective when this Amendment and the 2345 Lease have both been signed by Landlord and Tenant (the date of full execution of this Amendment and the 2345 Lease by Landlord and Tenant being the “Amendment Effective Date”). From and after the Amendment Effective Date, as used in the Original Lease and this Amendment “Lease” shall mean the Original Lease as amended by this Amendment.

3. Premises and Common Area.  The parties hereby clarify that the Premises leased pursuant to the Original Lease is the Building and the historical structure described in the Original Lease, and that the parking allocated to Tenant under the Lease is part of the Project’s Common Area, as to which Tenant has a use right, subject to the terms and conditions of the Lease. The second (2nd) paragraph of Section 2 of the Original Lease is hereby revised to read in its entirety as follows:

“Tenant shall also have the right to use Tenant’s Allocable Share of parking spaces within the Project (defined below) on a nonexclusive basis with other tenants and users of the Project, and the nonexclusive right to use all other exterior areas designated by Landlord from time to time as common area (“Common Area”) including but not limited to landscaping, sidewalks, service areas and other common facilities. Landlord agrees not to grant parking rights in the Project to any tenants or users of other properties owned by Landlord outside of the Project, it being agree that Project parking shall be solely for the benefit of the Project, subject however to use by Landlord and Landlord’s agents, employees, contractors, consultants and other representatives in the exercise of Landlord’s rights or performance of Landlord’s obligations under this Lease.  Tenant’s Allocable Share of parking spaces under this Lease as of the Effective Date is three hundred seventy four (374). The Building and Common Area are situated within a project site shared with the 2345 Building, as outlined in Exhibit “A” attached hereto (“Project”). Unless expressly provided otherwise, the term Premises as used herein shall include the Landlord’s Work (defined in Section 6.A below).

4. Permitted Uses.  The second (2nd) sentence of Section 3.A of the Original Lease is hereby revised to read as follows:  “With respect to the Building, Tenant shall use only the number of parking spaces allocated to Tenant under this Lease.”  The fourth (4th) sentence of Section 3.A of the Original Lease is hereby revised to read as follows:  “Landlord reserves the right to impose such additional rules and regulations as Landlord deems reasonably necessary to operate the Project in a manner which protects the quiet enjoyment of all tenants in the Project provided that such rules and regulations do not materially and adversely affect Tenant’s rights or increase Tenant’s obligations under this Lease.”

5. Advertisements and Signs.  The second (2nd) paragraph of Section 3.C of the Lease is hereby revised to read in its entirety as follows:

“Tenant shall install, in accordance with Landlord’s signage criteria and applicable Laws, at Tenant’s expense, (A) Tenant’s name at the entrance to the Premises, (B) Tenant’s name on any exterior Common Area sign monuments (including the exterior fountain sign monument), subject to this paragraph below, and (C) Tenant’s name on the exterior of the Building, in a design and location mutually agreeable to the Parties.  As it relates to Tenant’s sign on the exterior Common Area sign monuments, Tenant shall be entitled to Tenant’s Allocable Share of signage space upon each monument, which during any period that Tenant leases only the Building (and not the 2345 Building) shall be in the left hand side of the monument (as you face the monument).  During any period that Tenant leases both the Building (pursuant to this Lease) and the 2345 Building (pursuant to the 2345 Lease) (and thus has a combined allocable share under both leases of one hundred percent (100%)) Tenant shall have the right to install a single sign utilizing all of the signage space on the exterior Common Area sign monuments if Tenant so elects. All signs placed in the Project by or for Tenant shall comply with all recorded documents affecting the Premises, and applicable laws, ordinances, guidelines, rules and regulations of the City of San Jose.   Any sign placed in the Project by or for Tenant shall be removed by Tenant, at its sole cost, prior to the expiration or sooner termination of the Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Project caused thereby, and if not so removed, then Landlord may have same so removed at Tenant’s expense.”

6. Lease Term; Base Monthly Rent.

The initial ninety three (93) month Lease Term for the Premises is hereby extended to expire concurrently with the expiration of the initial ninety six (96) month term of the 2345 Lease.  From and after the Amendment Effective Date, “Expiration Date” as used in the Lease shall mean the expiration date of the initial ninety six (96) month term of the 2345 Lease.  Upon determination of the new Expiration Date, Landlord and Tenant shall memorialize the actual new Expiration Date in writing promptly following request by one of the Parties to the other of the Parties.

Base Monthly Rent due for under the Lease until February 28, 2019 shall continue to be paid in accordance with the Base Monthly Rent schedule set forth in Section 4.A of the Original Lease.  Base Monthly Rent due for the Premises for the period commencing on March 1, 2019 and ending on the new Expiration Date described in this Amendment Section 6 above shall be as follows:

Period	Base Monthly Rent

March 1, 2019-February 29, 2020	Two Hundred Fifty One Thousand Dollars ($251,000)

March 1, 2020- February 28, 2021	Two Hundred Fifty Eight Thousand Dollars Five Hundred Thirty One Dollars ($258,531)

March 1, 2021-February 28, 2022	Two Sixty Six Thousand Two Hundred Eighty Seven Dollars ($266,287)

March 1, 2022-new Expiration Date	Two Hundred Seventy Four Thousand Two Hundred Seventy Five Dollars ($274,275)

7. Satellite Dishes and Antennas.  Subject to approval of all governmental authorities and to Landlord’s reasonable approval as to design and location, Tenant would have the right to install satellite dish(es) and antennas on the roof of the Building (which shall constitute Alterations subject to Section 7 of the Original Lease, as amended by this Amendment),  provided that (i) such installation shall be performed by a licensed contractor in a good and workmanlike manner, and in a manner that does not invalidate any roof related warranties, and (ii) such dishes and antennas shall be screened in a manner reasonably acceptable to Landlord.

8.Work Allowance Under 2345 Lease.  Landlord is agreeing to provide Tenant a work allowance under the 2345 Lease (the “Work Allowance”) which Tenant is allowed to use for certain tenant improvements, work stations and furniture for the 2345 Building as well as for Alterations under this Lease (collectively, the “Work Allowance Improvements”) as more particularly described in the 2345 Lease.  The Work Allowance shall be used by Tenant strictly in accordance with the terms and conditions of the 2345 Lease.  If following completion of the Work Allowance Improvements and payment of Landlord’s share of Work Allowance Costs (as defined in the 2345 Lease) in accordance with Section 6.C of the 2345 Lease there are any un-disbursed Work Allowance funds, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds. If any portion of the Work Allowance remains un-disbursed as of the date that is thirty six (36) months after the Amendment Effective Date, then as to those remaining funds for which the required Disbursement Documentation (as defined in the 2345 Lease) has not been submitted to Landlord under the 2345 Lease, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds. All Work Allowance Costs shall be fully documented to and subject to reasonable verification by Landlord. Landlord shall not be required make any disbursements of the Work Allowance during any period when Tenant is in default under this Lease beyond any applicable cure period expressly granted in this Lease, and such period of default shall not operate to extend the thirty six (36)  month period described in this Amendment Section 8 above.  Tenant shall not have the right to depreciate and claim and collect any investment tax credits for the Alterations to the extent paid for with Work Allowance funds.

9.Construction Related Accessibility Standards.  In accordance with California Civil Code Section 1938, Landlord hereby notifies Tenant that, except to the extent performed by or known to Tenant, neither the Premises nor the Project within which it is located has been inspected by a Certified Access Specialist (CASp).

10.Alterations.  The reference to “fifteen (15) days” in the second (2nd) sentence of Section 7.A of the Original Lease is hereby replaced with “ten (10) business days”.  The following is hereby added after the third (3rd) sentence of Section 7.A of the Original Lease:

“Landlord’s failure to grant or withhold its consent to any Alterations within ten (10) business days after receipt of any applicable plans therefor (including architectural and structural plans if appropriate), shall be deemed to constitute Landlord’s disapproval of same; provided, however that if after such ten (10) business day period Tenant delivers another written notice to Landlord requesting consent to the proposed Alterations, such notice states that it is a second notice as to which if Landlord does not respond within ten (10) business days Landlord will be deemed to have granted its consent, and Landlord has confirmed to Tenant that Landlord received such second notice and the previously submitted plans and specifications, then if Landlord fails to respond to Tenant within ten (10) business days after delivery of the second notice and Landlord’s confirmation of receipt Landlord shall be deemed to have consented to the proposed Alterations.”

10.Maintenance of Premises (Landlord’s Obligations).  In the first (1st) sentence of Section 8.A of the Original Lease, “(and not as a Reimbursable Operating Cost)” is hereby added after “at its sole cost and expense”. In addition, if through no fault of Tenant or Tenant’s Agents the cost to repair the roof of the Building in any calendar year of the Lease Term exceeds Five Thousand One Hundred Dollars ($5,100) (prorated for partial calendar years during the Lease Term), then Landlord may elect either (i) to make the repairs, with the cost in excess of Five Thousand One Hundred Dollars ($5,100) in a calendar year (prorated for partial calendar years during the Lease Term) to be paid by Landlord at its sole cost and expense (and not as a Reimbursable Operating Cost), or (ii) to replace the old roof with a new roof, the cost of which shall be a Reimbursable Operating Cost amortized as a capital expenditure pursuant to Section 8.D of the Original Lease.

11.Reimbursable Operating Costs.  In Section 8.D of the Original Lease, “,except to the extent this Lease expressly states that they are Landlord’s sole cost and expense” is hereby added at the end of the first (1st) sentence.  At the end of the second (2nd) paragraph of Section 8.D of the Original Lease, “and (14) legal fees and costs incurred in connection with the negotiation of leases or disputes with other tenants of the Project, a violation of law by Landlord or Landlord’s agents, employees or contractors, or the sale, transfer, financing or re-financing of the Project” is hereby amended to read “(14) costs and expenses which this Lease expressly states are Landlord’s sole cost and expense; and (15) legal fees and costs incurred in connection with the negotiation of leases or disputes with other tenants of the Project, a violation of law by Landlord or Landlord’s agents, employees or contractors, or the sale, transfer, financing or re-financing of the Project”.

12.Waiver of Liability.  In the first (1st) sentence of Section 8.F of the Original Lease, “required of Landlord pursuant to this Lease” is here added after “defined services”.  In the second (2nd) sentence of Section 8.F of the Original Lease, “as being Landlord’s obligation” is hereby added after “services listed herein”.

13. Tenant’s Indemnity Regarding Hazardous Material.  In the first (1st) sentence of Section 12.B of the Original Lease, “permission nof Tenant” is hereby corrected to read “permission of Tenant”.

14.Default of Tenant.  In Section 13.A of the Original Lease, item (iii) is hereby revised to read as follows:

“(iii) Tenant’s failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord, provided, however, that if the nature of the default is such that it cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion not later than ninety (90) days after such written notice is delivered to Tenant, except that if this Lease expressly provides that no notice or cure is required for a breach or default to exist then such thirty (30) day or longer notice and cure period shall not apply;”.

In addition to the defaults described in Section 13.A of the Original Lease, the following shall also constitute a material default and breach of the Lease by Tenant:  a default by the tenant under the 2345 Lease, beyond any applicable cure period expressly set forth in the 2345 Lease, without the necessity for additional notice or cure under this Lease. Section 13.H, titled “Habitual Default” is hereby deleted.

15.Assignment or Sublease (Consent by Landlord).  The following paragraph is hereby added to Section 17.A:

“Notwithstanding this Section 17.A above, but subject to this paragraph below, so long as Cavium, Inc., a Delaware corporation, is the Tenant under this Lease, Tenant shall have the right to permit the occupancy of the Building by the employees of any of Tenant’s customers or service providers, provided that (i) such individuals (individually a “Business Related Occupant”, and collectively the “Business Related Occupants”) shall not occupy a separately demised portion of the Building (other than open air cubicles), and no demising walls shall be constructed within the Building to separate any of the Business Related Occupants from other occupants of the Building; (ii) such occupancy is not in connection with any assignment or sublease; (iii) such occupancy is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Section 18; (iv) no rent or other consideration shall be charged by Tenant with respect to such occupancy; (v) the Business Related Occupants do not occupy, in the aggregate at any given time, more than fifteen percent (15%) of the rentable square footage of the Building; (vi) such occupancy shall otherwise be subject to all of the terms and conditions of this Lease; (vii) Tenant shall be liable for violations by any of the Business Related Occupants of the terms and conditions of this Lease; and (viii) Tenant shall remain fully responsible and liable for the performance of all of the obligations of the Tenant under the Lease.  In no event shall the Business Related Occupants have any rights under this Lease. A breach or violation of this Lease by a Business Related Occupant which is not cured within any cure period expressly granted by this Lease shall constitute an Event of Default by Tenant under this Lease.  The failure of any Business Related Occupant to vacate the Premises prior to the expiration or termination of this Lease shall be deemed a holding over by Tenant without Landlord’s consent.  If the right to occupy granted by Tenant to any of the Business Related Occupants is evidenced by a written agreement, Tenant shall deliver a copy of such agreement to Landlord prior to allowing such Business Related Occupant to occupy any portion of the Premises.”

16.Option To Extend.  In addition to all other terms and conditions set forth in Section 18 of the Original Lease, in order for Tenant’s exercise of an Option under this Lease to be effective, the tenant under the 2345 Lease must concurrently exercise its corresponding option to extend the term of the 2345 Lease. Notwithstanding anything in the Lease to the contrary, (i) if the tenant under the 2345 Lease is in monetary or material non-monetary default under any of terms, covenants or conditions of the 2345 Lease, or (ii) if the tenant under the 2345 Lease does not have the financial ability to meet its obligations under the 2345 Lease, as reasonably determined by Landlord, either at the time such tenant exercises its corresponding option or at any time thereafter prior to the commencement date of the applicable Option Term, then Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to Section 18.A of the Original Lease.  Section 18.B of the Original Lease is hereby amended to read in its entirety as follows:

“B. Determination of Fair Market Rental:

If Tenant exercises an Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the date of exercise.  If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after delivery to Tenant of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant does not timely send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental shall be used in computing the Base Monthly Rent payable by Tenant during the Option Term pursuant to Section 18.A above.  If Tenant elects to resolve the disagreement as provided in Section 18.C below and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord the Base Monthly Rent as determined by Landlord (taking into account the Fair Market Rental as determined by Landlord) in the manner provided above pending the resolution of such dispute.  If the Base Monthly Rent as finally determined pursuant to Section 18.C is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Base Monthly Rent as so determined in Section 18.C within thirty (30) days after such determination.  If the Base Monthly Rent as finally determined in Section 18.C is less than Landlord’s determination, the difference between the amount paid by Tenant and the Base Monthly Rent as so determined in Section 18.C shall be credited against the next installments of Base Monthly Rent due from Tenant to Landlord hereunder.”

17.Brokers.  Tenant represents it has not utilized or contacted a real estate broker or finder with respect to this Amendment other than Cornish and Carey Commercial Newmark Knight Frank (“Tenant’s Broker”) and Tenant agrees to indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) asserted by any other broker or finder claiming through Tenant. Landlord shall pay Tenant’s Broker a leasing commission in connection with this Amendment pursuant to a separate written agreement between Landlord and Tenant’s Broker.

Landlord represents it has not utilized or contacted a real estate broker or finder with respect to this Amendment other than Tenant’s Broker, and Landlord agrees to indemnify, defend with counsel reasonably acceptable to Tenant and hold Tenant and Tenant’s Agents harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) asserted by any other broker or finder claiming through Landlord.

18.Entry by Landlord.  In the last sentence of Section 19.G of the Original Lease, the reference to “nine (12) months” is revised to read “nine (9) months”.

19.Subordination. In the second (2nd) to last sentence of Section 19.T of the Original Lease “non-distburbance” is revised to read “non-disturbance”.  Landlord shall use its best efforts to obtain, not later than forty five (45) days after the Amendment Effective Date, from the Holder of the ground lease and deed of trust  encumbering the Premises as of the Amendment Effective Date, a recognition and nondisturbance agreement (which may also provide for subordination as provided in Section 19.T of the Original Lease) which (i) provides that the Lease shall not be terminated so long as Tenant is not in default under the Lease beyond applicable notice and cure periods, and (ii) so long as the Lease remains in full force and effect, recognizes all of Tenant’s rights under the Lease and requires such Holder to be bound by Landlord’s obligations under the Lease to the extent such obligations accrue after the termination of the underlying ground lease (as to the Holder under a ground lease) or during the period of the deed of trust beneficiary’s fee ownership of the Premises (as to a Holder under the deed of trust), subject however to commercially reasonable exclusions (such as, without limitation, Landlord’s obligation relating to the Work Allowance), and contains other commercially reasonable provisions requested by such Holder.

20.Effect of Amendment.  Except as otherwise revised by this Amendment, all terms and conditions of the Original Lease shall remain unchanged and in full force and effect.  To the extent of any conflict between the terms of this Amendment and the terms of the Original Lease, the terms of this Amendment shall control. This Amendment may be executed in counterparts, each of which shall be deemed an original, and together shall constitute one and the same document.  Signatures to this Amendment created by the signer by electronic means and/or transmitted by telecopy or other electronic transmission shall be treated as original signatures and shall be valid and effective to bind the party so signing. The caption and section headings of this Amendment are inserted for convenience of reference only and shall in no way define, describe or limit the scope or intent of this Amendment or any of its provisions.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered in their name and on their behalf as of the dates set forth below.

LANDLORD:				TENANT:

SI 37, LLC,				CAVIUM, INC., a Delaware corporation
a California limited liability company

By:	Sobrato Interests 1,
	a California limited partnership			By:	/s/ Vince Pangrazio
Its:	Sole Member				Vince Pangrazio, SVP and General Counsel
	By:	Sobrato Development Companies, LLC,
		a California limited liability company		Dated:	November 1, 2013
	Its:	General Partner

		By:	/s/ John Michael
John Michael Sobrato
		Its:	Manager

Dated:	November 1, 2013